SECOND AMENDMENT

TO THE

EXPENSE LIMITATION AGREEMENT

This amendment is effective as of the date stated below, by and between River Canyon Fund Management, LLC (the “Investment Adviser”) and Advisers Investment Trust (the “Trust”) on behalf of the funds advised by the Investment Adviser.

WHEREAS, the parties entered into an Expense Limitation Agreement effective December 9, 2014 (the “Agreement”) with regard to fee reductions and expense reimbursements for the benefit of the funds advised by the Investment Adviser;

WHEREAS, the Agreement was amended March 31, 2017 to reflect the conversion of the Trust from an Ohio business trust to a Delaware statutory trust;

WHEREAS, the Investment Adviser and the Trust intend to execute an Amended and Restated Investment Advisory Agreement effective November 1, 2017 to reflect a revised advisory fee; and

WHEREAS, the parties desire to amend the Agreement in the manner herein set forth.

NOW THEREFORE, pursuant to Section 5 of the Agreement, the parties hereby amend the Agreement in the following form:

1. The second introductory paragraph is hereby amended to reflect that the Amended and Restated Investment Advisory Agreement between the Trust and the Adviser is dated as of November 1, 2017.

ADVISERS INVESTMENT TRUST, on behalf of the funds advised by the Investment Adviser		RIVER CANYON FUND MANAGEMENT

By:	/s/ Barb J. Nelligan	By:	/s/ John P. Plaga
Name:	Barbara J. Nelligan	Name:	John P. Plaga
Title:	President	Title:	Authorized Signatory

Effective as of November 1, 2017